Exhibit 99.1

The Navigators Group, Inc. CORPORATE NEWS
Navigators Announces Sale of the Renewal Rights for its Middle Market Commercial Package Business to Tower Insurance Company of New York
NEW YORK, January 14, 2011—(BUSINESS WIRE)— The Navigators Group, Inc. (NASDAQ:NAVG) today announced that its subsidiary, Navigators Insurance Company, has entered into a transaction with Tower Insurance Company of New York, a subsidiary of Tower Group, Inc. (NASDAQ:TWGP), to sell the renewal rights for the middle market commercial package and commercial automobile business underwritten through its NAV PAC division. The transaction did not include the NAV PAC Global or Life Sciences products, which are also underwritten within the division. The portfolio of policies subject to the transaction involves gross written premium of approximately $33 million in 2010.
Stan Galanski, President and CEO of The Navigators Group, Inc., commented: “Due to the current market conditions, our middle market commercial package business found it challenging to achieve scale without sacrificing underwriting quality. In order to achieve the Company’s business focus, we felt that this book of business is better associated with a company that has far greater existing presence in this segment.”
The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe. Navigators Insurance Company and Navigators Specialty Insurance Company are both rated ‘A’ (Excellent) by A.M. Best and ‘A’ (Strong) by Standard & Poor’s.
This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement
Media Inquiries
The Navigators Group, Inc.
Taha Ebrahimi, 914-933-6209
tebrahimi@navg.com
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